Exhibit 10.1

Summary of

Compensation Arrangements

with Non-Management Directors

Effective Fiscal Year 2006(October 1, 2005)

Directors who are employees of the Company do not receive any compensation for service as Directors. For fiscal 2006, each non-management Director is paid an annual retainer of $140,000, of which $50,000 will be paid in cash and $90,000 will be paid on the date of the Company’s annual meeting in the form of Emerson restricted stock issued under the Company’s Restricted Stock Plan for Non-Management Directors to those non-management Directors who are elected or re-elected by the stockholders of the Company at, or who continue in office after, such annual meeting. The percentage of the annual retainer paid in restricted stock each year is determined by or upon the recommendation of the Corporate Governance and Nominating Committee of the Company’s Board of Directors. Each non-management Director is paid a fee of $1,500 plus expenses for attendance at each Board meeting. Each non-management Chairman of a Board committee is paid an annual cash retainer of $8,000, except the Chairman of the Audit Committee, who is paid an annual cash retainer of $12,000. Each non-management member of a committee of the Board is paid $1,250 plus expenses for attendance at each committee meeting.

Directors may elect to defer all or any part of their cash compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. In the alternative, Directors may elect to have such deferred amounts converted into units equivalent to shares of Company common stock and their accounts credited with additional units representing dividend equivalents. All deferred cash compensation is ultimately paid out only in cash.

The Company has eliminated its Continuing Compensation Plan for Non-Management Directors; provided, however, that a non-management Director who assumed office prior to June 4, 2002, and who serves as a Director for at least five years, will, after the later of termination of service as a Director or age 72, receive for life a percentage of the annual $30,000 cash retainer for Directors in effect on June 4, 2002. Such percentage is 50% for five years’ service and increases by 10% for each additional year of service to 100% for ten years’ or more service. In the event that service as a covered Director terminates because of death, the compensation under this Plan will be paid to the Director’s surviving spouse for five years.